                                    AGREEMENT


         AGREEMENT made this 21st day of May, 1997, between Educational Video Conferencing (hereinafter "EVC"), with offices located at 325 Mile Square Road, Yonkers, New York 10701, and American International Group (hereinafter "AIG"), with offices located at 72 Wall Street, New York New York 10005.

         Whereas, AIG desires to provide its employees with access to college courses and programs via Interactive Televideo Distance Learning at certain AIG locations more particularly specified below, and

         Whereas, EVC has the ability to provide such access to college courses and programs, subject to the terms and conditions herein provided,

         NOW, THEREFORE, it is hereby agreed as follows:

         1. EVC agrees that it will provide access to various college courses and programs via Interactive Televideo Distance Learning over desktop computers, to AIG employees, commencing with the Fall 1997 semester.

         2. AIG agrees to allow EVC to transmit courses over such room systems on a schedule to be agreed upon in the future, but in any event not less than Monday through Thursday from 5 PM to 11 PM, Friday 5 PM to 8 PM, and Saturdays from 9 AM to 3 PM.

         3. AIG agrees that it will allow EVC to video enable existing computers at AIG locations to be mutually agreed upon in writing, at no cost to AIG.

         4. EVC will provide computers at EVC's expense for AIG locations to be agreed upon in the event that such locations do not have computers capable of being video enabled and if the student course registrations at said locations meet EVC projections for each said location. AIG is not responsible for damage or wear and tear except as provided in section 19 of this agreement.

         5. AIG agrees to allow EVC to offer courses over desktop computers at a minimum of ten (10) central locations to be mutually agreed upon and subject to the minimum student course registration limitations below; the parties further agree that they will designate these ten locations in writing no later than thirty (30) days after the execution of this agreement.

         6. AIG agrees that it will give its employees access to its standard tuition reimbursement or advancement plan in connection with EVC courses.

         7. EVC shall be permitted to offer such undergraduate and graduate courses as are approved by AIG for tuition reimbursement/advancement such courses to be offered by accredited colleges, universities and other institutions of higher learning.

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         8.1. EVC agrees that AIG employees will be charged the standard tuition charges of the respective college or university, together with all appropriate college fees and, when applicable, a video conferencing fee; all of the above tuition and fees shall be payable directly to the respective college or university.

         8.2. AIG employees will be required to arrange for the purchase of course book and materials with the individual colleges and universities, and neither AIG nor EVC shall have any responsibility in this regard.

         9. AIG acknowledges that its employees will be required to execute a guarantee of payment from which will bind the individual employee to pay for tuition, fees, etc., in the event that for any reason they are not eligible for, or do not receive tuition reimbursement/advancement as contemplated herein.

         10. AIG agrees that its human resources/personnel department shall provide EVC with information on employees' applications for tuition reimbursement/advancement in connection with EVC courses, including, but not limited to the status of said applications, subject to the written consent of AIG employees.

         11. AIG agrees that it shall pay for the installation and monthly service charges and call charges associated with telephone lines necessary for the transmission of EVC courses; the parties acknowledge that for the purposes of this agreement, the term "telephone lines" shall include regular telephone lines (POTS), as well as ISDN lines and T1 lines, as the case may be subject to mutual agreement of the parties dependent upon the type of telecommunications methodology used to video conference to AIG employees.

         12. In the event that AIG has, or during the term of this agreement should install, on internal telephone network capable of transporting the video conference signal, and permits EVC to transmit video conferenced courses over said network, EVC will pay for any costs associated with connecting the colleges and universities to the internal system bridge, but AIG shall still be responsible for all monthly service and call charges.

         13. AIG agrees that it will provide its employees with unfettered access to suitable and appropriate facilities from which to participate in EVC courses at no cost to EVC; AIG shall be responsible for all HVAC, electricity, maintenance, security (if applicable), and other costs associated with providing such space to its employees.

         14.1. The parties agree that they will fully cooperate with one another in promoting the EVC program to AIG employees and that AIG Corporate Training Department will fully promote this program to the best of their ability, including, but not limited to, participation in marketing programs, promotional photographs and video tapes for use with AIG employees only.

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         14.2. EVC agrees that it shall provide materials from the various colleges and universities at no cost to AIG, including but not limited to brochures, surveys, registration materials and video tapes.

         14.3. AIG agrees to distribute the materials provided by EVC not less than three (3) times per semester.

         14.4. AIG consents to the use by EVC of standard registration, guarantee of payment, site location choice and other necessary forms, and shall not unreasonably withhold approval of other such forms as may be necessary to carry out the intent of this agreement.

         14.5. EVC shall be permitted to conduct open houses and registration meetings at such AIG locations as can be mutually agreed upon from time to time, it being understood that said open houses and registration nights are to be scheduled at times and places convenient to AIG employees so as to maximize potential registrations.

         14.6. EVC may prepare promotional pieces targeted at AIG employees and utilizing AIG logos and trademarks provided that EVC submits all such pieces to AIG for approval prior to finalizing and printing, such pieces are used for no purposes other than publicizing the program to AIG employees at AIG locations or in any other manner approved by AIG in advance, and such pieces are and remain the sole property of AIG. EVC hereby acknowledges that it has no right or license to use any AIG logo, trade name or other intellectual property as a result of this agreement or otherwise.

         15. AIG shall not be responsible for, nor shall it be permitted to exercise control over any of the policies and procedures, academic or administrative, of the various colleges and universities; the colleges and universities shall bear the entire burden of their own administrative functions, including but not limited to, admissions, registration, academic advising, etc.

         16. EVC shall hire a facilitator who shall be trained in operation of the desktop computer video system, who shall be available to train AIG employees on the operation of the system for one (1) week prior to the start of each semester as well as during the first week of each semester, in the event that, in its sole discretion, EVC determines that certain locations or students require further indoctrination, EVC shall provide such further training by a facilitator as each individual case warrants.

         17. AIG shall grant EVC, its employees and/or agents, such access to AIG facilities as shall be reasonably necessary to the installation and maintenance of any equipment provided by EVC in connection with this agreement, as well as for the proper administration of the program contemplated hereunder.

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         18.1. All equipment installed by EVC in conjunction with this program shall remain the sole property of EVC and, upon the expiration or termination shall be immediately returned to EVC.

         18.2. EVC shall maintain all of its equipment in proper working order and shall enter into service contracts with reliable service companies in order to ensure proper maintenance and repair of said equipment.

         19. AIG shall be permitted to utilize EVC equipment when same is not in use by EVC and agrees to hold EVC harmless and indemnify EVC for any loss or damages resulting from the use of said equipment by AIG; in addition, AIG agrees to immediately reimburse EVC for any costs associated with the repair or replacement of any equipment lost damages or stolen while in AIG's possession.

         20. EVC agrees to keep confidential the terms and conditions of this agreement in its entirety, including all personnel records and marketing materials, and will not divulge any information concerning this agreement without the express written consent of AIG.

         21.1. The term of this agreement shall be four (4) years from the date first written above and this agreement shall automatically be extended for one
(1) additional year on the anniversary of the original execution.

         21.2. In the event that either party should desire not to automatically extend this contract, then the party so desiring must notify the other in writing, by certified mail. Return receipt requested, not less than ninety (90) days prior to the anniversary date of this agreement, in which case this agreement shall only have three (3) years remaining in its term.

         22. All notices required to be given hereunder shall be done in writing and mailed certified, return receipt requested, to the other party at their last known address, and shall be deemed given when mailed.

         23. This agreement shall be construed and interpreted under the laws of the State of New York.

         24. If any portion of this agreement is held to be void or unenforceable, it shall not effect the validity and enforceability, of the remaining portions.

         25. The parties agree to submit all controversies to arbitration in accordance with the provisions set forth below and understand that:

         Arbitration is final and binding on the parties.

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         The parties are waiving their right to seek remedies in court, including the right to a jury trial.

         Pro-arbitration discovery is generally more limited and different from court proceedings.

         The arbitrator's award is not required to include factual findings or legal reasoning and any parties right to appeal or to seek modifications of rulings by arbitrators is strictly limited.

         The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the financial industry.

All controversies which may arise between the parties concerning this Agreement shall be determined by arbitration in accordance with the Federal Arbitration Act, to the fullest extent permitted by law. Any arbitrator under this Agreement shall be determined before and in accordance with then obtaining of either the New York Stock Exchange, Inc. ("NYSE") or the National Association of Securities Dealers, Inc. ("NASD"), as the party instituting the arbitration may elect. If the NYSE or NASD do not accept the arbitration for consideration, the arbitration shall be submitted to, and determined in accordance with the rules then obtaining of, the Center for Public Resources, Inc. in New York City. Judgment on any award of any such arbitration may be entered in the Supreme Court of the State of New York or in any other court having jurisdiction of the person or persons against whom such award is rendered. Any notice of such arbitration for the confirmation of any award in any arbitration shall be sufficient if given in accordance with the provisions of this Agreement. The parties agree that the determination of the arbitrators shall be binding and conclusive upon them.

         26. The foregoing constitutes the entire agreement between the parties with respect to the matters contained herein and no other such agreement shall be valid unless in writing and subscribed to with the same formality as this document.

         WHEREFORE, the parties have hereunto affixed their hands and seals on the date first indicated above.



         AMERICAN INTERNATIONAL GROUP

         By: /s/
             ----------------------------------------

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

         EDUCATIONAL VIDEO CONFERENCING, INC.

         By: /s/ Dr. John J. McGrath
             ----------------------------------------
             Dr. John J. McGrath, President


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